UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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AVERY DENNISON CORPORATION

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1 | Off - Season Stockholder Engagement Spring 2020 2020 In - Season Stockholder Engagement Spring 2020

2 | Off - Season Stockholder Engagement Spring 2020 Company Overview We are a global materials science and manufacturing company specializing in the design and manufacture of a wide variety of labeling and functional materials • Global scale: 180+ operating locations • Broad exposure to large, growing and diverse end markets • Innovative process technology; operational and commercial excellence • Relentless focus on innovation, productivity and highly disciplined capital allocation Label and Graphic Materials • $4.7B 2019 Net sales; 1.2% Organic sales change • Largest global provider of self - adhesive materials for packaged goods and variable information labeling • Leading provider of graphics and reflective solutions Retail Branding and Information Solutions • $1.7B 2019 Net sales; 5.1 % Organic sales change • Largest global provider of tickets, tags and labels, sustainable packaging, and RFID and other solutions for branding and information management purposes for the retail and other end markets Industrial and Healthcare Materials • $0.7B 2019 Net sales ; 0.4% Organic sales change • Leading provider of tapes, fasteners and medical pressure - sensitive adhesive based materials and products Business Segments Highlights Sustainable competitive advantages 30K+ Employees 50+ Countries with operations $9.5B Market cap (1) $ 7.1B 2019 Net sales (1) As of Feb. 29, 2020

3 | Off - Season Stockholder Engagement Spring 2020 Net Cash Provided by Operating Activities Free Cash Flow (In millions) $645.7 $457.9 $746.5 $421.7 $429.2 $512.3 2017 2018 2019 2017 2018 2019 Our Strategies Create Value for All Our Stakeholders Our core strategies drive superior long - term, sustainable value for our customers , employees and investors, and improve the communities in which we operate $3.13 $5.28 $3.57 $5.00 $6.06 $6.60 2017 2018 2019 Reported Earnings Per Share (EPS) Adjusted EPS 2017 2018 2019 8.7% 8.2% 4.2% 5.5% 2.0% 2017 2018 2019 Reported Sales Change Organic Sales Change 2017 2018 2019 Achieve outsized growth in high value product categories with higher growth and margin potential Advance sustainability in our operations and throughout value chains Foster well - being and diversity in our teams Grow profitably in our base businesses through tailored go - to - market strategies and disciplined execution (1.2)%

4 | Off - Season Stockholder Engagement Spring 2020 0% 40% 80% 120% 160% 200% 2014 2015 2016 2017 2018 2019 Capital Allocation • Over the last five years, we have allocated over $2 billion to dividends and share repurchases • We have also invested in our businesses to support organic growth and acquired targeted companies that increased our exposure to high value product categories Stockholder Value Creation • Our Total Stockholder Return (TSR) over the most recent 1 - , 3 - and 5 - calendar years significantly outperformed the S&P 500 and the S&P 500 Industrials and Materials subsets Disciplined Capital Allocation and Strong Stockholder Value Creation Capital Allocated to Dividends, Share Repurchases and Acquisitions* AVY + 180% S&P 500 +74% S&P 500 Industrials & Materials (2) +79% 5 - Year Total Stockholder Return (1) Amounts for acquisitions include equity investments in unconsolidated businesses . (2) Based on median of companies in both subsets as of December 31, 2019. $6.5 $133.1 $142.5 $155.5 $175.0 $189.7 $232.3 $262.4 $129.7 $392.9 $237.7 $237.2 $319.3 $3.8 $6.5 2015 2016 2017 2018 2019 ($ millions) Capital Allocated to Dividends, Share Repurchases and Acquisitions (1) Dividends Share Repurchases Acquisitions

Progress Towards Achieving Long-Term Financial Targets

Our long-term financial targets aim to balance strong top-line growth with margin expansion to maintain our focus on delivering top-quartile returns

ON TRACK TO DELIVER LONG-TERM FINANCIAL TARGETS

FINANCIAL MEASURE[(1)]	2017–2021 TARGETS	2017-2019 RESULTS[(1)]
Sales Growth[(2)]	4%+ organic 5%+ ex. currency[(3)]	**3.9% organic 5.7% ex. currency**
GAAP Operating Margin	11%+ in 2021	**10.9% in 2019**
Adjusted EPS Growth[(2)]	10%+	**18.0%**
Return on Total Capital (ROTC)	17%+ in 2021	**11.9% in 2019 Adj. ROTC[(4)] of 19.6% in 2019**

(1) Non-GAPP financial measures are defined and qualified – and results for these measures are reconciled from GAAP -- in the Appendix.
(2) Percentages for targets reflect five-year compound annual growth rates, with 2016 as the base period. Percentages for results reflect three-year compound annual growth rates, with 2016 as the base period.
(3) Target for sales growth ex. currency reflects the impact of completed acquisitions as of March 2017 of approximately 1 point.
(4) Excludes the impact of the termination of our U.S. pension plan.

5 | Off-Season Stockholder Engagement Spring 2020 AVERY DENNISON

Engagement Informs Strong Governance and Compensation Practices

Spring

After proxy statement is filed, offer largest investors meetings with members of Board and/or management to discuss items being brought before stockholder vote at Annual Meeting

2019 Outreach


~61%

Responses


~31%

Summer

Analyze Annual Meeting vote results and feedback from investors to inform compensation and governance decision-making

ROBUST AND ONGOING STOCKHOLDER ENGAGEMENT

Fall

Lead Independent Director and management engage with our largest stockholders to discuss ESG, compensation, and HCM matters

2019 Outreach


~62%

Responses


~58%

Conversations


~35%

Winter

Summarize off-season engagement feedback for our management and Board, and consider potential changes to our ESG, compensation and HCM practices

Stockholder Rights

- ✓ Annual election of directors
- ✓ Majority voting in director elections
- ✓ Single class of outstanding voting stock
- ✓ Market-standard proxy access
- × No supermajority voting requirements
- × No poison pill
- × No exclusive forum or fee-shifting bylaws

Governance

- ✓ Current directors 91% independent
- ✓ Robust lead independent director role
- ✓ Ongoing director succession planning and board refreshment
- ✓ Executive succession planning and leadership development
- ✓ Annual board evaluations
- ✓ Mandatory director retirement policy
- ✓ Direct board access to management and experts

Compensation

- ✓ Rigorous stock ownership policy (6x salary for CEO); requires 50% to be held in vested shares
- ✓ Double-trigger CIC equity vesting
- ✓ Clawback policy
- × No employment agreements with NEOs
- × No hedging or pledging AVY stock
- × No gross-ups on perquisites or change of control severance benefits
- × No supplemental retirement benefits

6 | Off-Season Stockholder Engagement

Spring 2020

AVERY DENNISON

Our Director Nominees Have Experience that Aligns with Our Strategies

Our director nominees possess the skills and experience necessary to guide our strategy and success

Mitchell Butier
Chairman, President & CEO, Avery Dennison

Patrick Siewert
Managing Director & Partner, The Carlyle Group

Bradley Alford
Retired Chairman & CEO, Nestlé USA

Anthony Anderson
Retired Vice Chair & Managing Partner, Ernst & Young

Peter Barker
Retired Chairman of California, JPMorgan Chase

Mark Barrenechea
Vice Chair, CEO & CTO, OpenText

Ken Hicks
Chairman, President & CEO, Academy Sports + Outdoors

Andres Lopez
President & CEO, O-I Glass

Julia Stewart
Chair & CEO, Alurx

Martha Sullivan
Retired President & CEO, Sensata Technologies

Patrick Siewert was selected by our independent directors to serve as Lead Independent Director after the Annual Meeting, subject to his reelection



Patrick Siewert
LID-Elect

Primary Responsibilities

- **Preside over executive sessions of independent directors** and meetings of our Board at which the non-independent Chairman/CEO is not present
- **Serve as liaison** between the non-independent Chairman/CEO and our independent directors
- **Approve meeting agendas, schedules** and other information sent to our Board to ensure appropriate items are discussed, with sufficient time for discussion of all items
- **Call meetings of independent directors** when necessary or appropriate
- If requested, **consult and meet with our stockholders**

✓ **90% director nominees are independent**

✓ **Three new directors in the last five years**

✓ **Longstanding commitment to ongoing stockholder engagement**

✓ **Thoughtful Board evaluation and refreshment practices**


40% gender/ ethnically diverse

7 | Off-Season Stockholder Engagement Spring 2020 AVERY DENNISON

8 | Off - Season Stockholder Engagement Spring 2020 Matrix of Director Nominee Skills, Qualifications and Backgrounds Our director nominees have the skills and qualifications to best advance our business strategies and serve the interests of our customers , investors, employees and communities GOVERNANCE GUIDELINES CRITERIA Board Experience Global Exposure Senior Leadership Experience Industry Experience Financial Sophistication Independent INDUSTRY EXPERIENCE Retail/Dining Packaging Consumer Goods Industrial Goods/Technology DEMOGRAPHIC BACKGROUND Tenure (years) 10 7 17 1 4 12 3 15 17 7 Age 63 64 71 55 48 67 57 64 64 63 Lives/Has Lived Abroad

9 | Off - Season Stockholder Engagement Spring 2020 2019 CEO Compensation and Change in Approach for 2020 (1) Relative TSR compares our TSR to the TSR of companies in a peer group satisfying objective criteria for industry classification and revenue size, the names of which are disclosed on page 56 of our 2020 proxy statement (2) Economic Value Added (EVA) is a measure of financial performance calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from after - tax operating profit (3) Absolute TSR measures the return that we have provided our stockholders, including stock price appreciation and dividends paid (assuming reinvestment of dividends) Annual Long - Term 86% Performance - Based After extensive discussion and giving consideration to feedback from dialogue with our largest stockholders, consistent with its performance - based compensation approach, the Compensation Committee determined to eliminate year - over - year increases to our CEO’s total target direct compensation (TDC) in favor of an even longer - term approach that would hold his TDC constant for three years and evaluate his and our company’s performance and market conditions at the end of the period to determine the appropriate level of his go - forward compensation. . • Annual fixed - cash compensation • Generally t argeted at or around market median • Drives performance consistent with our company’s financial goals for the year • 100% based on financial performance • (60%) Adjusted EPS • (20%) Adjusted Sales Growth • (20%) Free Cash Flow • Individual performance modifier based on achievement against predetermined and objectively measurable strategic objectives (generally capped at 100%) • 100% Financial Performance • (50%) Relative TSR (1) • (50%) Cumulative EVA (2) • Three - year cliff vesting • Relative TSR capped at 100% if absolute TSR is negative • 100% Financial Performance • (100%) Absolute TSR (3) • Vest over four - years based on one - , two - , three - , and four - year performance periods (average 2.5 - year performance period) Base Salary (14%) Annual Incentive (18%) Performance Units (34%) Market - Leveraged Stock Units (34%) Change in Approach for CEO Compensation

Sustainability as a Competitive Advantage

Sustainability is one of our core values and has long been an integral part of how we do business. In 2015, we announced our sustainability goals we aim to achieve by 2025.

RESPONSIBLE SOURCING

- **Source 100% certified paper**, of which at least 70% will be Forest Stewardship Council® certified
- Ensure that **70% of the films we buy conform** to, or enable end products to conform to, our environmental and social guiding principles
- Ensure **that 70% of the chemicals we buy conform** to, or enable end products to conform to, our environmental and social guiding principles

HUMAN CAPITAL MGMT

- Continue to cultivate a diverse (**40%+ female at the level of manager and above**) and engaged workforce
- Maintain a safe workplace (**recordable injury rate of <0.25**)
- Continue to **invest in our employees and the communities** in which they live and work

WASTE MINIMIZATION

- Achieve at least **3% absolute reduction of greenhouse gas GHG emissions** year-over-year and at least 26% overall compared to 2015
- **Be 95% landfill-free**, with at least 75% of our waste reused, repurposed or recycled
- **Eliminate 70% of the matrix and liner waste** from our value chain

Progress towards achieving our 2025 sustainability goals:

- ✓ Reduced absolute greenhouse gas emissions by over 5% in 2019 and over 30% compared to 2015
- ✓ ~90% of the total paper procured in 2019 was certified, with ~80% of facestocks Forest Stewardship Council-certified
- ✓ Recordable incident rate of 0.23 in 2019, compared to an industry average of 3.4 in 2018 (most recently available data)
- ✓ Named #20 on Barron's 100 Most Sustainable Companies in Feb. 2020

10 | Off-Season Stockholder Engagement Spring 2020 AVERY DENNISON

11 | Off - Season Stockholder Engagement Spring 2020 Appendix

12 | Off - Season Stockholder Engagement Spring 2020 Use of Non - GAAP Financial Measures This presentation contains certain non - GAAP financial measures as defined by SEC rules . We report our financial results in conformity with accounting principles generally accepted in the United States of America, or GAAP, and also communicate with investors using certain non - GAAP financial measures . These non - GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures . These non - GAAP financial measures are intended to supplement the presentation of our financial results that are prepared in accordance with GAAP . Based upon feedback from investors and financial analysts, we believe that the supplemental non - GAAP financial measures we provide are useful to their assessment of our performance and operating trends, as well as liquidity . Our non - GAAP financial measures exclude the impact of certain events, activities or strategic decisions . The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it difficult to assess our underlying performance in a single period . By excluding the accounting effects, both positive or negative, of certain items (such as restructuring charges, legal settlements, certain effects of strategic transactions and related costs, losses from debt extinguishments, gains or losses from curtailment or settlement of pension obligations, gains or losses on sales of certain assets, and other items), we believe that we are providing meaningful supplemental information that facilitates an understanding of our core operating results and liquidity measures . While some of the items we exclude from GAAP financial measures recur, they tend to be disparate in amount, frequency, or timing . We use these non - GAAP financial measures internally to evaluate trends in our underlying performance, as well as to facilitate comparison to the results of competitors for a single period . We use the following non - GAAP financial measures in this presentation : • Sales change ex . currency refers to the increase or decrease in net sales excluding the estimated impact of foreign currency translation, and, where applicable, currency adjustment for transitional reporting of highly inflationary economies (Argentina) . Segment results are also adjusted for the reclassification of sales between segments . The estimated impact of foreign currency translation is calculated on a constant currency basis, with prior period results translated at current period average exchange rates to exclude the effect of currency fluctuations . • Organic sales change refers to sales change ex . currency, excluding the estimated impact of product line exits, acquisitions and divestitures, and, where applicable, the extra week in our fiscal year . We believe that sales change ex . currency and organic sales change assist investors in evaluating the sales change from the ongoing activities of our businesses and enhance their ability to evaluate our results from period to period . • Adjusted net income per common share, assuming dilution (adjusted EPS) , refers to adjusted net income divided by weighted average number of common shares outstanding, assuming dilution . Adjusted net income is income from continuing operations before taxes, tax - effected at the adjusted tax rate, and adjusted for tax - effected restructuring charges and other items . Adjusted tax rate is the full - year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that are expected to significantly impact that rate, such as impacts related to the enactment of the U . S . Tax Cuts and Jobs Act (TCJA) and our U . S . pension plan termination, effects of certain discrete tax planning actions, and other items . We believe that adjusted EPS assists investors in understanding our core operating trends and comparing our results with those of our competitors . • Free cash flow refers to cash flow provided by operating activities, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from insurance and sales (purchases) of investments . Free cash flow is also adjusted for the cash contributions related to the termination of our U . S . pension plan . We believe that free cash flow assists investors by showing the amount of cash we have available for debt reductions, dividends, share repurchases, and acquisitions . • Return on total capital (ROTC) refers to net income excluding the expense and tax benefit of debt financing divided by the average of beginning and ending invested capital . Adjusted ROTC refers to ROTC adjusted for the impact of the TCJA and pension plan settlements . We believe that ROTC and adjusted ROTC assist investors in understanding our ability to generate returns from our capital .

13 | Off - Season Stockholder Engagement Spring 2020 Reconciliation of Non - GAAP Financial Measures from GAAP (1) Totals may not sum due to rounding and other factors ORGANIC SALES CHANGE BY SEGMENT ( $ in millions) Label and Graphic Materials 2018 2019 Net sales $4,851.1 $4,745.9 Reported sales change 7.5% (2.2)% Reclassification of sales between segments (0.2)% Foreign currency translation (1.9)% 3.6% Sales change ex . currency (1) 5.7% 1.2% Acquisitions (0.2)% – Organic sales change (non - GAAP ) (1) 5.5% 1.2% Retail Branding and Information Solutions 2018 2019 Net sales $1,613.2 $1,650.3 Reported sales change 6.7% 2.3% Reclassification of sales between segments 0.6% Foreign currency translation 0.2% 2.2% Sales change ex . currency (1) 6.9% 5.1% Organic sales change (non - GAAP ) (1) Industrial and Healthcare Materials 2018 2019 Net sales $694.7 $673.9 Reported sales change 17.6% (3.0)% Foreign currency translation (1.5)% 3.4% Sales change ex . currency (1) 16.1% 0.4% Acquisitions (14.7)% – Organic sales change (non - GAAP ) (1) 1.4% 0.4%

Reconciliation of Non-GAAP Financial Measures from GAAP

ORGANIC SALES CHANGE

($ in millions)	2015	2016	2017	2018	2019	2015-2019 5-YR CAGR[(1)]	2017-2019 3-YR CAGR[(2)]
Net sales	**$5,966.9**	**$6,086.5**	**$6,613.8**	**$7,159.0**	**$7,070.1**		
Reported sales change	(5.7)%	2.0%	8.7%	8.2%	(1.2)%		
Foreign currency translation	8.6%	2.6%	(0.5)%	(1.4)%	3.3%		
Sales change ex. currency (non-GAAP)[(3)]	2.9%	4.6%	8.2%	6.9%	2.0%	4.9%	5.7%
Extra week impact	~1.2%	–	–	–	–		
Acquisitions/divestiture	0.6%	(0.7)%	(3.9)%	(1.4)%	–		
Organic sales change (non-GAAP)[(3)]	4.6%	3.9%	4.2%	5.5%	2.0%	4.0%	3.9%

(1) Reflects five-year compound annual growth rate, with 2014 as the base period.
(2) Reflects three-year compound annual growth rate, with 2016 as the base period.
(3) Totals may not sum due to rounding and other factors.

ADJUSTED EARNINGS PER SHARE (EPS)

	2015	2016	2017	2018	2019	2015-2019 5-YR CAGR[(1)]	2017-2019 3-YR CAGR[(2)]
As reported net income per common share from continuing operations, assuming dilution	**$2.95**	**$3.54**	**$3.13**	**$5.28**	**$3.57**		
Non-GAAP adjustments per common share, net of tax:							
Restructuring charges and other items[(3)]	0.49	0.48	0.29	0.68	0.47		
Pension plan settlements and related charges	–	–	–	0.84	3.12		
Tax benefit from discrete foreign tax structuring and planning transactions	–	–	–	(0.35)	(0.56)		
TCJA provisional amounts and subsequent adjustments[(4)]	–	–	1.91	(0.39)	–		
Impact of previously planned repatriation of foreign earnings for Q4 2017	–	–	(0.33)	–	–		
Adjusted net income per common share from continuing operations, assuming dilution (non-GAAP)	$3.44	$4.02	$5.00	$6.06	$6.60	16.2%	18.0%

The adjusted tax rate was 28.0%, 25.0% and 24.6% for 2017, 2018 and 2019, respectively.
(1) Reflects five-year compound annual growth rate, with 2014 as the base period.
(2) Reflects three-year compound annual growth rate, with 2016 as the base period.
(3) Includes restructuring charges, Argentine peso remeasurement transition loss, other restructuring-related charge, transactions costs, reversal of acquisition-related contingent consideration, net gain on sales of assets, and other items.
(4) In the fourth quarter of 2018, we finalized our provisional amounts as defined under SEC Staff Accounting Bulletin No. 118 related to the TCJA.

14 | Off-Season Stockholder Engagement Spring 2020 AVERY DENNISON

Reconciliation of Non-GAAP Financial Measures from GAAP

FREE CASH FLOW

($ in millions)	2017	2018	2019
Net cash provided by operating activities	**$645.7**	**$457.9**	**$746.5**
Purchases of property, plant and equipment	(190.5)	(226.7)	(219.4)
Purchases of software and other deferred charges	(35.6)	(29.9)	(37.8)
Proceeds from sales of property, plant and equipment	6.0	9.4	7.8
Proceeds from insurance sales (purchases) of investments, net	(3.9)	18.5	4.9
Plus: Pension plan contributions for plan termination	–	200.0	10.3
Free cash flow (non-GAAP)	$421.7	$429.2	$512.3

RETURN ON TOTAL CAPITAL (ROTC)

($ in millions)	2017	2018	2019	2018 Adjusted ROTC	2019 Adjusted ROTC
Net income	**$281.8**	**$467.4**	**$303.6**	**$467.4**	**$303.6**
Pension plan settlements and related charges				93.7	444.1
Tax benefit from pension plan contributions				(31.0)	
Tax benefit from pension plan settlements				(19.3)	(179.0)
Interest expense, net of tax benefit[(1)(2)]	30.1	49.5	57.2	43.9	57.2
Effective tax rate[(2)]	52.2%	15.4%	24.6%	25.0%	24.6%
Income from operations, excluding expense and tax benefit of debt financing (non-GAAP)	311.9	516.9	360.8	554.7	625.9
Total debt	$1,581.7	$1,966.2	$1,939.5	$1,966.2	$1,939.5
Shareholders' equity	1,046.2	955.1	1,204.0	955.1	1,204.0
Pension plan settlements and related changes				93.7	444.1
Tax benefit from pension plan contributions				(31.0)	
Tax benefit from pension plan settlements				(19.3)	(179.0)
Total debt and shareholders' equity	$2,627.9	$2,921.3	$3,143.5	$2,964.7	$3,408.6
Return on Total Capital (ROTC) (non-GAAP)	12.9%	18.6%	11.9%	19.3%	19.6%

(1) Interest expense, net of tax benefit for 2019, based on our GAAP tax rate of (22.7)%, is not meaningful. Applying the adjusted tax rate of 24.6% removes the benefit of the negative tax rate from pension plan settlements and discrete foreign tax structuring and planning transactions.

(2) The adjusted tax rate was 28.0%, 25.0% and 24.6% for 2017, 2018 and 2019, respectively.

15 | Off-Season Stockholder Engagement Spring 2020 AVERY DENNISON

16 | Off - Season Stockholder Engagement Spring 2020 © 20 1 1 Avery Dennison Corporation. All rights reserved. Avery Dennison and all other Avery brands, product names and codes are trademarks of Avery Dennison Corporation. All other brands and product names are trademarks of their respective owners. Fortune 500 is a trademar of Time, Inc. Personal and company names and other information on samples depicted are fictitious. Any resemblance to actual names and addresses is purely coincidental . © 2020 Avery Dennison Corporation. All rights reserved.